UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 19, 2007

The Children’s Internet, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-29611	20-1290331
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

110 Ryan Industrial Ct., Suite 9
San Ramon, CA 94583
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 743-9420

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

    On October 19, 2007 (the “Signing Date”), The Children’s Internet, Inc. (“TCI”) entered into a Definitive Stock Purchase Agreement (the “DSPA”) with Shadrack Films, Inc. (“Shadrack”), The Children’s Internet Holding Company, LLC (“TCI Holding”) and, solely for purposes of Section 7.(k) thereof, Richard J. Lewis III (“Lewis”) and Sholeh Hamedani. Under the DSPA, TCI Holding will purchase from TCI 120,000,000 shares of newly-issued common stock for $7.5 million, and 8,040,988 shares of TCI common stock from Shadrack (the majority shareholder of TCI and an affiliate of the former CEO Sholeh Hamedani) for $500,000 (collectively, the “Transaction”). Of the $8 million total Transaction purchase price, the $500,000 payable to Shadrack plus up to an additional $2.2 million is expected to be turned over to the Securities and Exchange Commission (the “SEC”) as part of the resolution of the SEC Litigation (as defined below). Additionally, a condition of the DSPA is that the Company shall be fully and completely released from all obligations that are owed to Sholeh Hamedani, Nasser Hamedani, Shadrack, Two Dog Net or any of their affiliates. The remaining $5.3 million will be used by the Company for working capital and payment of liabilities.

The closing of the DSPA (“Closing”) is to occur within sixty (60) days from the Signing Date; provided that all conditions to the Closing have been met as set forth in Section 6 to the DSPA. At Closing, $2,700,000 of the Transaction purchase price (or such lesser amount as may be agreed to) shall be delivered by TCI Holding directly to the SEC as part of a proposed agreement to resolve the outstanding SEC claims against TCI, Nasser Hamedani, Sholeh Hamedani, and Two Dog Net, which they have currently agreed to in principle with the SEC San Francisco District Office in connection with that certain litigation matter (the “SEC Litigation”) entitled Securities and Exchange Commission vs. The Children’s Internet, Inc., Nasser V. Hamedani, Sholeh A. Hamedani, Peter A. Perez, Cort L. Poyner, and Two Dog Net, Inc., in the United States District Court, Northern District of California (Case No. C 06-6003 CW) (such payment, the “SEC Payment”). Final resolution of the SEC Litigation is subject to final approval by the SEC Commission. The remaining amount, minus the SEC Payment and amounts previously forwarded to TCI by TCI Holding for payment of TCI expenses, will be delivered to TCI (the “Company Payment”) at the Closing.

From the Company Payment, $200,000 (or such greater amount as may be agreed to in the event of a change in the amount of the SEC Payment) shall be paid directly to unaffiliated third party creditors of the Company.

The DSPA replaces the Definitive Interim Stock Purchase Agreement, which the parties entered into on June 15, 2007, as amended (“ISPA”).

Pursuant to that certain Escrow Agreement, dated as of July 13, 2007, as amended on August 8, 2007, by and among TCI, TCI Holding and U.S. Bank National Association, as escrow agent (the “Escrow Agreement”), TCI deposited 4,500,000 shares of its authorized and issued Common Stock (the “Escrowed Shares”). The Escrowed Shares may be delivered to TCI Holding as a remedy if TCI causes an event of default under the DSPA.

On the Signing Date, TCI also entered into an Assignment and Royalty Agreement, dated as of October 19, 2007 (the “Assignment and Royalty Agreement”), by and between TCI and Two Dog Net, Inc. (“TDNI”) pursuant to which, effective as of the Closing, TDNI transfers to TCI all of its rights, title and interest in the “The Children’s Internet®” and “Safe Zone Technology®” software and other related trademarks, registrations and software applications, as such software, trademarks, registrations, and software applications relate solely to the business of The Children’s Internet (collectively, the “TCI Safe Zone Technology”).

After the Closing, TCI has agreed to pay to TDNI or its designee a one-time payment of $1.00 for each subscriber of The Children’s Internet® during the two-year period commencing on the Closing date. This payment will be paid thirty (30) days after receipt by TCI of its first monthly user fee from each such subscriber.

In connection with the assignment of the TCI Safe Zone Technology, TCI and TDNI agreed to cancel an option held by TDNI exercisable for 18,000,000 shares of TCI common stock. In addition, TCI agreed to set aside 12,857,142 shares of its authorized and unissued shares of common stock (the “TDNI Stockholder Shares”) for the purpose of offering such shares to certain stockholders of TDNI at a purchase price of $0.07 per share. The TDNI Stockholder Shares will only be made available to TDNI stockholders who receive cash payments from the SEC in connection with the SEC Litigation and only to the extent of such payments. There can be no assurance that any cash payments will be made to any TDNI stockholders.

The Closing is subject to a number of conditions, including satisfactory resolution of the SEC Litigation.  There can be no assurances that such conditions will be met or that the Closing will occur.

A copy of the DSPA is attached hereto as Exhibit 1.1 and a copy of the Assignment and Royalty Agreement is attached hereto as Exhibit 1.2.

Item 1.02	Termination of a Material Definitive Agreement.

The ISPA was terminated and replaced in its entirety by the DSPA on the Signing Date.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the DSPA, Sholeh Hamedani resigned as Chief Executive Officer and Chief Financial Officer of TCI on the Signing Date.

Pursuant to the terms of the DSPA, Richard J. Lewis III was appointed as Acting Chief Executive Officer and Acting Chief Financial Officer of TCI on the Signing Date.

From 1995 to 2006, Mr. Lewis was Chief Executive Officer of EcoTechnology, Inc., a Sacramento, California based waste-to-energy emerging growth company. EcoTechnology, Inc. is not affiliated with TCI.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

1.1	Definitive Stock Purchase Agreement

1.2	Assignment And Royalty Agreement

99.1	Press Release dated October 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2007

THE CHILDREN’S INTERNET, INC.

By:	/s/ Richard J. Lewis III
Richard J. Lewis III Acting Chief Executive Officer Acting Chief Financial Officer